TRANSGLOBE ENERGY CORPORATION ANNOUNCES ITS US LISTING TRANSFER TO NASDAQ CAPITAL MARKET AND ELIGIBILITY FOR AN ADDITIONAL 180-DAY GRACE PERIOD TO REGAIN COMPLIANCE WITH THE MINIMUM BID PRICE REQUIREMENT

AIM & TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, December 30, 2020 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) was notified on December 29, 2020 by the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) that the Company’s application to transfer its common shares from The Nasdaq Global Select Market to The Nasdaq Capital Market, as allowed under Listing Rule 5810(c)(3)(A), had been approved.  The Company’s common shares will begin trading on The Nasdaq Capital Market effective at the start of trading on December 31, 2020.  The Company’s shares will continue to trade on Nasdaq under the symbol “TGA”.

The Company’s stock price has continued to trade below the minimum bid price necessary to maintain its listing on the Nasdaq Global Select Market (and from December 31, 2020, the Nasdaq Capital Market). TransGlobe received notification from Nasdaq on December 29, 2020 that, in connection with the approval of Company’s application to transfer the listing of its common shares to The Nasdaq Capital Market, Nasdaq has determined that the Company will be eligible for an additional 180-day compliance period, or until June 28, 2021, to regain compliance with the minimum $1.00 bid price per share requirement of Nasdaq’s Listing Rule 5550(a)(2) (the “Rule”). Nasdaq’s decision to approve the Company’s application to transfer to The Nasdaq Capital Market was based on the Company meeting the continued listing requirements of The Nasdaq Capital Market with the exception of the minimum bid requirement, and the Company having provided written intent to cure the deficiency during the additional compliance period by effecting a reverse stock split, if necessary.  Pursuant to the Nasdaq Listing Rules, if at any time before June 28, 2021 the closing bid price of the Company’s common shares is $1.00 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance with the Rule and the matter will be closed.

Should the Company not meet the minimum bid requirement during the additional 180-day compliance period or otherwise comply with the terms of the extension, Nasdaq will provide written notification that the Company’s common shares will be delisted. The Company may appeal the delisting determination to a Nasdaq Hearings Panel (“Panel”). The Company would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal a subsequent delisting determination by the Staff to the Panel, that such appeal would be successful.

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the Nasdaq under the symbol TGA.

Advisory on Forward-Looking Information and Statements

Certain statements included in this news release constitute forward-looking statements or forward-looking information under applicable securities legislation. Such forward-looking statements or information are provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes. Forward-looking statements or information typically contain statements with words such as "anticipate", "believe", "expect", "plan", "intend", "estimate", "may", "will", "would" or similar words suggesting future outcomes or statements regarding an outlook. In particular, forward-looking information and statements contained in this document include, but are not limited to; compliance with the minimum bid requirements of Nasdaq or other listing criteria.

For further information, please contact:

TransGlobe Energy Corporation Randy Neely, President and CEO Eddie Ok, CFO	+1 403 264 9888 investor.relations@trans-globe.com http://www.trans-globe.com or via Tailwind Associates or FTI Consulting
Tailwind Associates (Investor Relations) Darren Engels	+1 403 618 8035 darren@tailwindassociates.ca http://www.tailwindassociates.ca
FTI Consulting (Financial PR) Ben Brewerton Genevieve Ryan	+44(0) 20 3727 1000 transglobeenergy@fticonsulting.com
Canaccord Genuity (Nomad & Joint-Broker) Henry Fitzgerald-O’Connor James Asensio	+44(0) 20 7523 8000
Shore Capital (Joint Broker) Jerry Keen Toby Gibbs	+44(0) 20 7408 4090